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                                                                    EXHIBIT 10-f


NORDSON CORPORATION
28601 Clemens Road o  Westlake, Ohio 44145-1148 o  Telephone
216/892-1580



                                                                  April 25, 1986




Mr. John E. Jackson
105 Quail Hollow Drive
Moreland Hills, Ohio 44022

Dear John:

This letter is written to confirm the Nordson Compensation Committee's approval and your acceptance of the offer of employment which I extended to you in my letter of April 3, 1986.

                                             Very truly yours,

                                             /s/  W. P. Madar

                                             W. P. Madar
                                             President



WPM:lh



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                                                                    CONFIDENTIAL


NORDSON CORPORATION
28601 Clemens Road o  P.O. Box 458010 o  Westlake Ohio 44145 o
Telephone 216/892-1580


                                                                   April 3, 1986



Mr. John E. Jackson
105 Quail Hollow Drive
Moreland Hills, Ohio 44022

Dear John:

I am pleased to confirm my offer to you for the position of Vice President, Operations for Nordson Corporation. In this position you will be responsible for the manufacturing function as well as new business development. In this key and vital executive management position you will report directly to me. Your initial benefit and compensation package will include:

Compensation
------------

         Base Salary
         -----------

         One hundred forty thousand dollars ($140,000) per year. You will have a Base Salary review on November 1, 1986 and yearly thereafter, coinciding with an annual performance review.

         Bonus
         -----

         A target bonus of thirty-five percent (35%) has been established for your position under the Nordson Executive Incentive Bonus Plan. As we discussed, should you accept this offer, you will be guaranteed a twenty-five thousand dollar ($25,000) Incentive Bonus for Fiscal Year 1986, ending October 31, 1986. As with all bonuses paid under the Plan, payment will be made on or about January 3 following the end of a Fiscal Year.

Stock
-----

In our discussions I have stressed my goals for the Corporation. Achievement of these goals enhances the value of Nordson stock. Your participation as a member of my team allows you to contribute to the achievement of these goals and share in the increased value of our stock as a reward for your efforts.



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Mr. John E. Jackson                      -2-                     April 3, 1986

         Restricted Stock
         ----------------

         I have requested the Compensation Committee of our Board of Directors to grant you 2,000 shares of Nordson Restricted Stock contingent upon commencement of your employment. Upon expiration of the three year restriction period, you will have full rights, title and interest in the stock provided you are still an active Nordson employee. Under the Restricted Stock Plan, you relinquish rights, title and interest if your employment terminates prior to the expiration of the restriction period.

         Incentive Stock Options
         -----------------------

         Commencing with your first day of employment you will be entitled to an option on 4,500 shares of incentive stock. The option price will be established on your first day of employment in accordance with the Incentive Stock Option Plan. The Stock Options have a five year exercise period.

         Non-Qualified Stock Options
         ---------------------------

         You will be entitled to 4,000 shares of non-qualified stock options. Subject to earlier expiration in accordance with the terms of the ISO Plan, the option will expire five years after the effective date. The option will become exercisable in cumulative installments of 25% per year beginning one year after the effective date.

Relocation
----------

You will be entitled to a full relocation allowance in accordance with Nordson Policy E-24A, a copy being attached for your review. In the event you do not meet the IRS mileage requirement, we will provide an equivalent grossed up relocation allowance.

Car Allowance
-------------

You will be entitled to an Executive Automobile Allowance in the amount of Eight Thousand Dollars ($8,000), payable in quarterly installments.

Benefits
--------

You will be entitled to Nordson Corporation's benefit package normally offered to executives at the Vice President level. They include:

         - Medical Plan
         - Paid vacation (your initial vacation authorization will be equivalent to your present Standard Oil vacation)
         - Dental Plan
         - Life Insurance
         - Tuition reimbursement
         - Retirement Plan (401K)
         - The Company will recognize your years of service for the purpose of calculating the Nordson Pension Plan Benefit. A summary of this Pension Plan Benefit is provided in Exhibit A (attached)
         - Disability Income (Long-term disability coverage will commence upon your first day of employment. We are waiving the customary waiting period for this benefit.)




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Mr. John E. Jackson                  -3-                          April 3, 1986

This offer is contingent upon Compensation Committee approval and your successful completion of a physical examination and the signing of the Nordson Corporation's Employee Agreement. We have enclosed a copy of the Employee Agreement for your review. If you have any questions concerning this Agreement, please feel free to discuss them with me. This Agreement will be signed in the presence of a member of the Human Resources Department on the first day of your employment. We also need you to complete the enclosed Nordson Employee Application prior to commencement of work.

On behalf of Nordson Corporation, and particularly those executives who have had an opportunity to get to know you through the interviews, I want you to know we feel you can contribute significantly towards the growth and success of the Company. We believe that you will find the position of Vice President, Operations stimulating, challenging and rewarding.

                                          Very truly yours,

                                          /s/  W. P. Madar

                                          W. P. Madar
                                          President and
                                          Chief Executive Officer

WPM:lh


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                                    EXHIBIT A

                                 Pension Benefit
                                 ---------------



1. COMPUTATION. Upon termination of the Executive's employment with the Company, the Executive shall be eligible to receive an annual straight-life supplemental pension benefit equal to a percentage of his Highest Consecutive 36-Month Average Annual Compensation reduced by:



         (i)      The Sum of:

                  (A) the annual straight-life normal retirement benefits to which the Executive is eligible under the qualified defined benefit pension plan and any supplemental defined benefit pension retirement plan of The Standard Oil Company which are attributable to employer contributions;

                  (B) the annual straight-life normal retirement benefit to which the Executive becomes eligible under any nonqualified defined benefit program of the Company which is attributable to contributions by the Company;

                  (C) the annual straight-life normal retirement pension benefit to which the Executive becomes eligible under any tax-qualified defined benefit pension plan of the Company which is attributable to contributions of the company; and

                  (D) Fifty percent (50%) of the Executive's Primary Social Security Amount, as defined under the Nordson Corporation Salaried Employees Pension Plan (the "Nordson Pension Plan") and


         (ii) .4166 percent for each month that commencement of his supplemental pension benefit occurs prior to age 60.


The percentage referred to in the preceding sentence shall be equal to the lesser of (i) fifty six percent (56%) and (ii) the product of one and six-tenths percent (1.6%) multiplied by a fraction, the numerator of which is the sum of one hundred sixty eight (168) plus the number of months of the Executive's benefit service under the Nordson Pension Plan and the denominator of which is twelve (12).



                                       -2-


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2. METHOD OF PAYMENT. The supplemental pension benefit computed under paragraph
1 above shall be payable to the Executive in (i) a lump sum form computed utilizing the interest rate and deferred rates for lump sum benefit purposes under the Nordson Pension Plan or (ii) any optional method of payment available to a participant in the Nordson Pension Plan computed utilizing the same factors applicable thereto, as the Executive shall elect in writing.


3. THE HIGHEST CONSECUTIVE 36-MONTH AVERAGE ANNUAL COMPENSATION. For purposes of the computation in paragraph 1 above, the Highest Consecutive 36-Month Average Annual Compensation shall mean one-third of the aggregate amount of the Executive's base salary under Section 5(a) and incentive bonuses under Section 5(b) with respect to the thirty-six (36) consecutive calendar months which produce a higher average than any other such thirty six (36) consecutive calendar months; for this purpose, one-twelfth of the Executive's incentive bonus for each Fiscal Year shall be allocated to each month of the Fiscal Year for which the incentive bonus is awarded, and the Executive's base salary and incentive bonuses shall include any portion thereof that is deferred pursuant to any deferred compensation program sponsored by the Company. Notwithstanding the foregoing, if the Executive's months of employment with the company are fewer than thirty six (36), such term shall mean the annual average of the aggregate amount of such base salary and incentive bonuses for his entire employment period.


RETIREMENT BENEFITS. Upon the termination of Executive's employment with the Company, the Executive will receive a supplemental retirement benefit, payable in a lump sum, equal to any amount forfeited by him solely by reason of the termination of his employment prior to the vesting in full of his benefits under the Nordson Corporation Salaried Employee's Retirement Plan and the Nordson Corporation Excess Defined Contribution Retirement Plan, or any subsequent plan adopted by the Company that furnishes comparable benefits to participants.